Exhibit 99.1

Contact:

Jeffrey R. Kotkin

Office:

(860) 665-5154

NU ANNOUNCES FIRST QUARTER 2005 RESULTS

BERLIN, Connecticut, April 28, 2005—Northeast Utilities (NU-NYSE) today reported a loss of $117.7 million, or $0.91 per share, in the first quarter of 2005, compared with net income of $67.4 million, or $0.53 per share, in the same period of 2004.  The lower 2005 results were due primarily to charges associated with NU’s previously announced decision to exit two of its four competitive energy business lines.

 NU’s four regulated businesses earned $53.6 million in the first quarter of 2005, compared with earnings of $53.4 million in the first quarter of 2004, as retail rate increases at each of NU’s four regulated businesses offset lower sales and higher pension, depreciation, and interest expense.  The first quarter 2005 regulated business results were consistent with NU’s expectations and, as a result, the company today reaffirmed its full-year 2005 earnings guidance for its regulated businesses of between $1.22 per share and $1.30 per share.  Those businesses, which earned $1.21 per share in 2004, are unaffected by the charges announced today.  NU also reaffirmed its guidance of 2005 parent company expense of between $0.08 per share and $0.13 per share.

The loss reported today is primarily non-cash and reflects NU’s decision announced March 9 to exit the wholesale energy marketing and energy services business lines of NU Enterprises, Inc. (NUEI), the holding company for NU’s competitive energy businesses.  That decision was due to a number of factors, including narrowing margins, increased competition, and projections that the wholesale and energy services business lines would not be able to generate the earnings and cash flows that had been previously anticipated within acceptable risk levels.  The decision required NUEI to assess for impairment the book value of the assets of the businesses being exited and to mark to market the wholesale business’s energy purchase and sales contracts.  As a result of those adjustments, NUEI lost $167.4 million in the first quarter of 2005.  That figure includes $150.2 million of after-tax restructuring charges related to exiting the wholesale marketing and energy services business lines and a separate $25.7 million after-tax charge related to closing certain natural gas positions established in mid-2004. Together, those charges totaled $175.9 million.  Excluding these charges, NUEI earned $8.5 million in the first quarter of 2005.  NUEI earned $18.8 million in the first quarter of 2004.

Excluding the $175.9 million of charges noted above, NU earned $58.2 million, or $0.45 per share, in the first quarter of 2005.  Charles W. Shivery, NU chairman, president, and chief executive officer, said he expects that, with the first quarter charges, NU has recorded most of the restructuring costs associated with exiting the wholesale marketing and energy services businesses.  Shivery noted, however, that because certain of its remaining energy contracts now must be marked to market every quarter, NUEI’s earnings are expected to be volatile until those contracts expire or are sold or restructured.  Because of the applicable mark-to-market accounting, NUEI earnings are likely to fall when wholesale electricity market prices are rising and rise when those prices are falling.  Due to that earnings volatility and the variety of methods the company could use to implement its decisions to exit the wholesale marketing and energy services businesses, NU will not provide a 2005 earnings range for its competitive energy businesses.

  A summary of comparative 2005 and 2004 first quarter results is noted below:

		First Quarter
2004	Reported EPS	$0.53
	Regulated, Other results in 2005	----
	Lower competitive results in 2005, excluding charges	($0.08)
	Adjusted EPS	$0.45
	Merchant energy restructuring charges in 2005 noted below	($0.96)
	Impairment on energy services businesses in 2005	($0.20)
	Wholesale gas mark-to-market charge in 2005	($0.20)
2005	Reported EPS	($0.91)

Regulated businesses

Shivery said NU’s regulated subsidiaries achieved significant milestones in the construction of needed energy delivery infrastructure projects in the first four months of 2005.  Line construction began on The Connecticut Light and Power Company’s (CL&P) 21-mile, 345-kv transmission project between Bethel, Connecticut and Norwalk, Connecticut, as well as on Yankee Gas Service Company’s 1.2 billion cubic foot natural gas storage facility in Waterbury, Connecticut.  Also in 2005, the Connecticut Siting Council approved plans by CL&P and United Illuminating Co. to build a 69-mile 345-kv transmission line between Middletown, Connecticut and Norwalk.

“We are very pleased with the progress we continue to make on our regulated company growth strategy of siting and building the energy delivery facilities that are so necessary to serve New England energy consumers,” Shivery said.

Yankee Gas and Western Massachusetts Electric Company (WMECO) had stronger results in the first quarter of 2005, compared with the same period of 2004, while CL&P and Public Service Company of New Hampshire’s (PSNH) earnings were lower in the first quarter of 2005.  Yankee Gas and WMECO benefited more from their delivery rate increases than did CL&P and PSNH.  Also, regulated retail electric sales fell by about 1.0 percent and firm retail natural gas sales fell 2.3 percent in the first three months of 2005, compared with the same period of 2004.

Detailed results for both the regulated and competitive businesses are noted in the chart below:

(in millions of dollars)	First Quarter 2005	First Quarter 2004	Increase (Decrease)
CL&P	$25.2	$26.2	($1.0)
PSNH	$8.8	$11.8	($3.0)
WMECO	$4.7	$3.5	$1.2
Yankee Gas	$14.9	$11.9	$3.0
Total—Utility Group	$53.6	$53.4	$0.2
Merchant energy—excluding charges	$11.7	$19.1	($7.4)
Restructuring charges related to merchant energy	($124.9)	----	($124.9)
Wholesale gas mark-to-market charge in 2005	($25.7)	----	($25.7)
Total merchant energy	($138.9)	$19.1	($158.0)
Energy services and NUEI parent	($3.2)	($0.3)	($2.9)
Restructuring charges related to energy services impairment	($25.3)	---	($25.3)
Total services, NUEI parent	($28.5)	($0.3)	($28.2)
Total—Competitive Businesses	($167.4)	$18.8	($186.2)
NU Parent and other	($3.9)	($3.3)	($0.6)
Investment write-down	----	($1.5)	$1.5
Reported (Loss)/Earnings	($117.7)	$67.4	($185.1)

Competitive businesses

The following two restructuring items add to $150.2 million of restructuring charges included in the chart above.  They are reflected on NU’s income statement as $234.4 million of Restructuring and Impairment Charges, offset by $84.2 million of reduced income tax expense.

•

$124.9, or $0.96 per share, associated with marking to market certain wholesale and retail short-term and long-term power supply and sales contracts.  While some of those contracts have significant positive margin over their term, a number of longer term wholesale contracts of up to eight years are at prices well below forecasted market prices;

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$25.3 million, or $0.20 per share, associated with impairments on NUEI’s energy services businesses.  NU announced in March 2005 that it would seek to divest those businesses.

The following charge is reflected on the income statement as $40.7 million of increased Fuel and Purchased Power, offset by $15.0 million of reduced income tax expense:

•

$25.7 million, or $0.20 per share, associated with continuing to mark to market certain wholesale natural gas sales contracts signed in 2004.  NUEI has now closed out its presourced electricity and natural gas positions it established in 2004.

Shivery said NUEI is progressing with the divestiture of the energy services businesses and the exiting of the competitive wholesale marketing business.  NUEI is working with the firm of FMI Corp. to complete the divestiture of its performance contracting and electrical, HVAC, telecommunications, and plumbing contracting businesses by the end of 2005.  NU also continues to work with the firm of Lazard Freres & Co., LLC on the disposition of its remaining wholesale electric contracts.

“Today’s announcement represents an important next step in the transition we are making to focus on our regulated business and on two competitive business lines—retail marketing and generation—that offer appealing opportunities for our shareholders,” Shivery said.  “By taking these steps, we will be a better company going forward with significant opportunities, more transparent financial performance, and a lower risk profile.”

NU has approximately 129 million common shares outstanding.  It operates New England’s largest energy delivery system, serving approximately 2 million customers in Connecticut, New Hampshire and Massachusetts.

This news release includes statements concerning NU’s expectations, plans, objectives, future financial performance and other statements that are not historical facts.  These statements are “forward looking statements” within the meaning of the Private Litigation Reform Act of 1995.  In some cases the reader can identify these forward looking statements by words such as “estimate”, “expect”, “anticipate”, “intend”, “plan”, “believe”, “forecast”, “should”, “could”, and similar expressions.  Forward looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward looking statements.  Factors that may cause actual results to differ materially from those included in the forward looking statements include, but are not limited to, actions by state and federal regulatory bodies, competition and industry restructuring, changes in economic conditions, changes in weather patterns, changes in laws, regulations or regulatory policy, expiration or initiation of significant energy supply contracts, changes in levels of capital expenditures, developments in legal or public policy doctrines, technological developments, volatility in electric and natural gas commodity markets, effectiveness of our risk management policies and procedures, changes in accounting standards and financial reporting regulations, fluctuations in the value of electricity positions, obtaining new contracts at anticipated volumes and margins, terrorist attacks on domestic energy facilities, and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in our reports to the Securities and Exchange Commission.  We undertake no obligation to update the information contained in any forward looking statements to reflect developments or circumstances occurring after the statement is made.

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Note:  NU will webcast an investor meeting Friday, April 29, at 9 a.m. Eastern Daylight Time.  The call can be accessed through NU’s website at www.nu.com.